EXHIBIT 10.5

                    INTERMOUNTAIN CAPITAL CORPORATION
                       410 17TH STREET, SUITE 1940
                         DENVER, COLORADO 80202
                       303-592-1001  303-592-1846



February 19, 1999                            Via Fax 415 721-0298

Dr. Jerry Parker, President
MRI Medical Diagnostics Inc.
333 Locust Drive
San Rafael, CA 94901

Re:  Advisory Agreement

Dear Dr. Parker:

This Agreement confirms our mutual understanding that Intermountain Capital Corporation ("ICC" or "Advisors") will represent MRI Medical Diagnostics, Inc. ("MRI" or "Client") as Advisors on the following terms and conditions:

TRANSACTION
The purpose of this engagement is to assist Client and/or its shareholders, principals and related parties ("Affiliates") to accomplish a sale, merger, exchange, capital investment, loan, joint venture or other transaction involving all or part of the business interests of Client, including but not limited to the stock and assets owned directly or indirectly by Client or Affiliates described generally as follows:

     To market, locate and acquire, on terms acceptable to Client, a privately held emerging growth company which desires to become a publicly held company for merger or reverse acquisition into MRI, in order to increase shareholder value in MRI ("Transaction").

Advisors understand and acknowledge that the current management of MRI recently agreed to acquire control of MRI with the intent of transfering its medical assets and businesses to MRI. Management has since determined that MRI is not a suitable vechicle for their business plan, however acknowledges that it has the responsibility to find another business candidate for MRI and will retain management control until a suitable Transaction is accomplished; however, management will relinquish director and management control upon the consumation of the Transaction. Advisors also acknowledge Management has advanced approximately $20,000 for clean-up of MRI (transfer agent fees, professional auditing and SEC reporting fees) and desires to have those monies returned to them upon consumation of the Transaction. Management or MRInt agrees to take all appropriate action to keep MRI current and in good standing with all applicable Federal and State authorities and trading on the OTC-Bulletin Board Exchange.

Client hereby engages Advisors on an exclusive basis to advise it on the Transaction during the term of this Agreement. ICC shall advise the Client on the valuation, structure, pricing and financing of target companies and on the merger or reverse acquisition process itself. Client shall have the sole right to accept or reject any offer received. Client shall forward to Advisors all inquires from any person or entity during the term of this Agreement.

 COMPENSATION
As a retainer for availability of services and to cover planning, research and the preparation of marketing documentation, in addition to the advancement of certain out-of pocket expenses for this Transaction, Client shall issue to Advisors upon execution of this Agreement, 500,000 shares of its common stock The Company agrees that these shares shall not be reduced as a result of the Transaction and agrees that in the event of a reverse split of shares in the Transaction to issue such additional shares to Advisors to equal 500,000 shares ownership upon the consumation of the Transaction. Further, Advisors shall have demand registration rights on all of these shares..

If a transaction is consummated, Client shall pay Advisors a sucess fee based on the total value of consideration received by Client or Affiliates ("Consideration"), directly or indirectly, in connection with this Transaction. Consideration may include, but is not limited to, properties in cash, stock, real and personal property, warrants and options, fees, notes, debentures or other debt, assumption or relief of debt (including guarantees) and all other elements of value exchanged, or to be exchanged in connection with the Transaction. The amount of the fee shall be calculated from the following schedule on total Consideration so established:

          10% of the first $1,000,000 of Consideration, or any part; plus 8% of the second $1,000,000 of Consideration, or any part; plus 6% of the third $1,000,000 of Consideration, or any part; plus 4% of the balance of the total Consideration in the Transaction.

Advisors fee is payable in certified funds at the time of closing of the Transaction. Client will include language in the Transaction documents describing Client's fee responsibility to Advisor. Upon request Client will provide Advisor with copies of all Transaction documents and will provide Advisors with adequate advance notice of the time and place of closing, which Advisors will have the right to attend. Client hereby authorizes the disbursing agent for the Transaction to pay Advisors fee. Any forfeited option, earnest money or back-out penalty is to be divided equally with Advisor.

COSTS
Client agrees to reimburse Advisors the out-of pocket expenses incurred on behalf of Client upon the availability of funds or at the time of closing of the Transaction, which ever occurs first. Client understands that it is responsible for payment of all costs and fees of agencies, transfer agents and professionals necessary to keep MRI current and in good standing with all Federal and State authorities and trading on the OTC-Bulletin Board exchange. However, Advisors understand Client has limited funds for such expenses at the present time and agree to advance such reasonable and necessary funds on behalf of Client in its sole discretion for fees of agencies, professional fees, transfer agent fees, marketing expenses and the like. Such expenses shall be documented by Advisors and shall be reimbursed by Client upon the availability of funds or upon closing of the Transaction, whichever occurs first.

TERM
This Agreement shall remain in effect for two (2) years from this date and shall continue thereafter until terminated by either party upon thirty (30) days prior written notice. Client's fee obligation shall survive this Agreement for Transactions with parties contacted or with whom discussions and/or negotiations were initiated during its term.

STANDARD TERMS
The attached Standard Terms and Conditions are incorporated into this Agreement. If this Agreement is acceptable, please sign in the space provided below, and return an orriginally signed Agreement to Advisor for its records. We look forward to working with you on this project.


Very truly yours,

Intermountain Capital Corporation

by /s/ PAUL G. GOSS
  ---------------------------------------
Paul G. Goss, Managing Director


The foregoing Agreement is hereby accepted this 19th day of February, 1999.

MRI Medical Diagnostics, Inc

by /s/ JERRY PARKER
  ---------------------------------------
Dr. Jerry Parker, President

The following Standard Terms and Conditions are incorporated into the client fee agreement (Agreement) dated February 19, 1999.

SERVICES: Advisor is an independent contractor. Advisor will identify and present to Client parties which Advisor deems suitable for the intended Transaction. Advisor will prepare documents for the purpose of describing and presenting information relevant to possible transactions; will participate in plant visits, discussions and negotiations where Client deems appropriate, will work with Client's attorney and accountants under the direction of Client; and will otherwise assist Client as an Advisor to bring the Transaction to a close. In performing these services, Advisor will obtain Client's prior approval of information to be released and will employ the resources of the Advisor's network to the extent appropriate, However, Advisor makes no representation, express or implied, that it will effect a Transaction as a result of the services furnished under this Agreement.

AUTHORITY: The person executing this Agreement on Client's behalf hereby represents and warrants, knowing that Advisor will rely thereon, that the signature is duly authorized to bind the Client to the Agreement.

INFORMATION: Client shall furnish to Advisor complete and accurate current and historical business information, and shall promptly inform Advisor of any changes which may materially effect its business or Advisor services under this agreement. Client warrants the accuracy of all information provided and to be provided by Client to Advisor in the course of activities under this Agreement.

INDEMNIFICATION: Recognizing that transactions of the type contemplated by this Agreement sometimes result in litigation and that Advisor's role is advisory, Client agrees to indemnify Advisor, its officers, directors, employees, agents and affiliates, against any suits, losses, claims, damages or liabilities, joint or several, including shareholder actions, to which the indemnified parties may be subject in connection with the services rendered, and to reimburse the indemnified parties for any legal or other expenses reasonably incurred by them in connection therewith. However, Client shall not be responsible for any loss, claim, damage or liability resulting from the willful misfeasance or gross negligence of an indemnified party.

ARBITRATION. Any controversy, dispute, or claim between the parties relating to this Agreement shall he resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

CONSIDERATION. Any portion of the consideration to be determined after Closing shall be considered additive to Consideration paid at closing for the purpose of applying the schedule of fees. The value of all Consideration shall be at face value, without discount for the timing of receipt.

DISCLOSURE OF FEE. Advisor shall have the right, but not the obligation, to disclose to any party to the Transaction Client's fee responsibility to Advisor. Unless specifically agreed to in writing with Client, Advisor shall receive compensation in connection with the Transaction only from Client.

SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective assigns and representatives.

JURISDICTION: This Agreement shall be interpreted under and governed by the laws of the State of Colorado.

ENTIRE AGREEMENT. This is the entire Agreement between the parties pertaining to its subject matter, and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the parties.